Exhibit 5.1

Assurant, Inc.

28 Liberty Street

41st Floor

New York, New York 10005

May 12, 2017

Ladies and Gentlemen:

I have acted as corporate counsel for Assurant, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering an additional 1,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable by the Company pursuant to the Assurant, Inc. 2017 Long Term Equity Incentive Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

I have examined the Plan, the Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, records of proceedings of the Board of Directors of the Company deemed to be relevant to this opinion letter, the Registration Statement and other documents and agreements deemed necessary for purposes of expressing the opinion set forth herein. I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinion set forth herein.

This opinion letter is provided to the Commission for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without express written consent. No other opinion may be implied or inferred beyond that which is expressly stated below.

Based on the foregoing, it is my opinion that the shares of Common Stock covered by the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Jessica M. Olich
Jessica M. Olich Vice President, Corporate Counsel and Assistant Secretary